SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.)

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-12

NATIONWIDE MUTUAL FUNDS
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

N/A
(NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies: ____________________________________

2)	Aggregate number of securities to which transaction applies: ____________________________________

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Important Update Regarding Nationwide Funds’ Mutual Fund Reorganization:

We need your help!

The countdown is on for the May 5th shareholder meeting to vote on the Nationwide Funds/Aberdeen Funds mutual fund reorganization. In order to hold the meeting, more than 50% of the outstanding shares of each Fund must cast their votes. Your clients’ votes contribute to this process and every vote counts.

We recently re-mailed proxy cards to shareholders who had not cast their vote as of April 15, 2008. As we get closer to the May 5th shareholder meeting date, solicitation efforts will increase, including telephone calls from our designated proxy solicitor. By informing your clients about the shareholder vote for the reorganization and encouraging them to vote as quickly as possible, you can provide them with the proactive service they rely on and help to eliminate further solicitation efforts. If sufficient votes are not received, the meeting will be adjourned to allow for further solicitation.

Click here (http://www.aberdeen-asset.com/aam.nsf/usa/proxy) to see the list of funds included in the reorganization proposal.

How can I help my clients?

Ensure that your clients DO NOT discard their proxy cards included in their mailing and encourage them to vote immediately. The proxy card lists their personal control number, which is required to record their vote.

How can my clients vote? There are three ways to vote:

1.	By Internet - Visit the website listed on proxy card.

2.	By Phone - Call the toll-free number listed on the proxy card.

3.	By Mail - Sign/date the proxy card and return in the postage-paid envelope.

What if my client misplaces his/her proxy card?

Typically, you can request a new proxy card for your client by contacting your firm’s proxy department. Alternatively, your client can call 1-866-745-0266 to request a new card.

Can I vote on behalf of my client?

Yes, if your client has authorized you to vote on their behalf. To vote, you should contact your firm’s proxy department and provide them with the following information. This process will vary by firm.

  Account Name/Title
  Account #
  CUSIP & # of shares
  Instructions on how the vote is to be cast (For, Against, Abstain)

What should I know about the reorganization proposal?

In November 2007, the Nationwide Mutual Funds’ Board of Trustees determined that the reorganization is in the best interest of shareholders and approved the proposal. The Board therefore recommends that your clients vote FOR the proposal.

If the reorganization is approved by shareholders, your client will become a shareholder of Aberdeen Funds. Aberdeen will serve as the investment adviser and the funds (except for the Nationwide Tax-Free

Income Fund) will be managed by the same portfolio managers who currently manage their Nationwide Fund.

Where can I get more information about the proposed fund reorganization?

You can go to aberdeeninvestments.com or nationwidefunds.com to download a copy of the combined prospectus/proxy. You can also call the National Sales Desk at 800-485-2294.

How can I learn more about Aberdeen Asset Management?

Aberdeen is a wholly-owned subsidiary of Aberdeen Asset Management plc and is headquartered in metropolitan Philadelphia. Click here ( www.aberdeeninvestments.com) for additional information on Aberdeen.

Aberdeen Asset Management plc, the UK London stock exchange-listed global asset manager, is one of the world’s largest independent investment firms. With a worldwide staff of more than 1,500 employees located in 24 offices across 19 countries, Aberdeen Asset Management plc manages more than $213 billion for institutions, financial intermediaries and private individuals as of March 31, 2008.

Aberdeen Asset Management Inc. is not affiliated with Nationwide Fund Advisors, the investment adviser to Nationwide Mutual Funds.

If you have any additional questions, please contact our National Sales Desk at 800-485-2294.